CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ciena Corporation of our report dated December 18, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Ciena Corporation’s Annual Report on Form 10 K for the year ended October 31, 2020.

/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 21, 2021